PROMISSORY NOTE

September 13, 2011

FOR VALUE RECEIVED, Laredo Resources Corp., a Nevada Corporation, promises to pay Ruth Cruz Santos on or before September 30, 2013, the amount of  Fifteen  Thousand Dollars ($15,000) in the currency of the United States plus simple interest on the principal amount of the loan accrued at a rate 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

LAREDO  RESOURCES CORP.

Per /s/ Ruth Cruz

      Ruth Cruz Santos, Pres, CEO, CFO